Exhibit 10.27

ASSIGNMENT AGREEMENT

This Agreement is made this 7th day of November, 2006 between London Health Science Center Research Inc., 375 South Street, London Ontario (hereinafter called LHSCRI) and Aethlon Medical Inc. (hereinafter called Aethlon).

WHEREAS Thomas E. Ichim (Ichim) invented a new and useful invention entitled "De-repression of anticancer immunity through extracorporeal removal of microvesicular particles" for which a provisional patent application was filed in the United States of America on March 9th, 2006 and accorded Serial Number 60/780,945.

WHEREAS Ichim assigned all right, title and interest in and to said invention and patent application to the LHSCRI by World Wide Assignment executed on June 4th, 2006.

WHEREAS LHSCRI desires to assign to Aethlon all right, title and interest in and to said United States provisional patent application, and to the Letters Patent to be granted and issued pursuant thereto in the United States of America and its territories and possessions, and all countries foreign thereto, and Aethlon desires to have such United States provisional patent application, and said Letters Patent to be granted and issued pursuant thereto, assigned to it by LHSCRI on the terms and conditions set forth below.

NOW THEREFORE, in consideration for the mutual promises, representations, covenants and agreements of the Parties contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

DEFINITIONS:

1.1. The following terms, when used herein with an initial capital letter and without regard to whether they appear in the singular, plural or possessive form, shall have the following defined meanings:

"Affiliate" means any company or other legal entity controlling, controlled by or under common control with Assignee. The term "control" means the ability to direct the management and policies of said entity, whether through ownership of equity, by contract or otherwise.

"Confidential Information" means scientific, technical and/or business information (including written descriptions, drawings, samples, compositions, formulae, visual demonstrations, prototypes and other data) which is disclosed by one party (the "Disclosing Party") to the other party (the "Recipient") and which is in each case:

i)       material which is marked or identified as confidential at the time of disclosure; or

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ii)       material in oral or visual form identified as confidential at the time of disclosure and is subsequently designated as such with a written memorandum sent to the Recipient within 30 days following the disclosure.

"Effective Date" means the date given at the top of page one of this Agreement.

"Assigned Patent Applications and Patents" means the United States provisional patent application entitled "De-repression of anticancer immunity through extracorporeal removal of microvesicular particles" that was filed in the United States of America on March 9th, 2006 and accorded Serial Number 60/780,945, a copy of which is attached as Schedule A, any and all patents issuing from such patent application, and any and all foreign counterparts, as well as any patent applications and patents corresponding thereto,. based on division, extension, substitution, reissue, continuation in whole or in part, and re-examination.

"Assigned Product" means any product or service, the making, using, importation, exportation, offer for sale, or sale of which would infringe, in the absence of the assignment granted under this Agreement any Valid Claim(s).

"Net Sales" means all amounts actually received by the Aethlon during the period resulting from the sale of Assigned Product to third parties; said Net Sales with regard to the particular sale of a Assigned Product being the gross invoice amount less deductions for:

(a)                customary trade, quantity, cash discounts and rebates, actually allowed and taken;

(b)                allowances for credits actually given for rejected or returned products, and retroactive deductions;

(c)                freight and insurance if included in the invoiced amount; and

(d)               value added tax, sales or turnover tax, or excise taxes, or duties which are included in the invoiced amount.

Transfer of an Assigned Product to an Affiliate for sale by the Affiliate shall not be deemed to be a sale; in the case of such transfer, Net Sales shall be based on the gross billing price as invoiced by the Affiliate to its customer.

"Party" or "Parties" means LHSCRI and/or Aethlon as the context admits.

`Sublicensee" means any non-Affiliate third party licensed by Aethlon to manufacture, use or sell any Assigned Product.

"Valid Claim" means a claim of an issued unexpired patent within Assigned Patents, so long as such a claim has not been abandoned, finally rejected, or disclaimed or held invalid or unenforceable in an unappealed or unappealable decision rendered by a court of competent jurisdiction.

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ASSIGNMENT

2.1. Subject to the terms of this Agreement, LHSCRI herewith sells, assigns, transfers and sets over to Aethlon all of LHSCRI's right, title and interest in all the world in the Assigned Patent Applications and Patents, and Aethlon hereby accepts and purchases the Assigned Patent Applications and Patents from LHSCRI.

PAYMENTS

3.1. In consideration of the assignment granted by LHSCRI to Aethlon hereunder, Aethlon, within ten (10) days of the Effective Date, shall pay to LHSCRI a nonrefundable, one-time upfront payment of 40,000 shares of Aethlon restricted common stock. Such restricted common stock will allow for piggyback registration rights in the event that Aethlon files, and is able to include such restricted common stock in, any future registration statement under the Securities Act or under any applicable State Securities laws. In addition, from and after the Effective Date, Aethlon shall pay all costs of transfers of the Assigned Patent Applications and Patents and future costs of filing, prosecuting, maintaining, enforcing, and defending the Assigned Patent Applications and Patents.

3.2 Aethlon shall pay LHSCRI a running royalty of two per cent (2%) of Net Sales of Assigned Products which Aethlon and/or its Sublicensees sells throughout the world. Such running royalties shall be payable within three months of 30th June and 31st December each year commencing after the first sale of Assigned Products in respect of sums invoiced during the six month period ending on those dates. On termination of this Agreement outstanding royalties will be paid within three months. Payments will be accompanied by a statement, certified by Aethlon, showing Net Sales during the relevant period. Aethlon shall maintain, and require any Sublicensee to maintain, complete and accurate books of account and records consistent with generally accepted accounting principles, providing all relevant financial information relating to the calculation of Net Sales, royalties and royalty payments due under this Agreement. LHSCRI may at its own cost appoint an independent auditor acceptable to Aethlon, to inspect the books of account and records of Aethlon to verify such figures from time to time during the term of this Agreement and within six (6) months following termination of this Agreement for the purpose of verifying the accuracy of royalty reports and payments preceding the audit. In the event that such inspection reveals a discrepancy in reporting and a resulting underpayment greater than 5% of the amount due to the LHSCRI, Aethlon shall pay the full cost of such inspection plus the amount, which has been underpaid and accrued interest.

3.3 Aethlon shall pay LHSCRI two per cent (2%) of any non-royalty sublicense income (upfront fees, milestones, etc.) received by Aethlon from the sublicense of the Assigned Patent Applications and Patents, excluding funds paid to Aethlon for research and development purposes under a research and development plan.

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3.4. Aethlon shall report to LHSCRI the date of the first sale of an Assigned Product within sixty (60) days of such sale.

3.5. All amounts due under this Agreement are payable in cash and shall be made in United States of America Dollars.

DILIGENCE

4.1. Aethlon shall use commercially reasonable efforts consistent with industry standards for a company of Aethlon's size to develop an Assigned Product.

PATENT PROSECUTION

5.1.       As of the Effective Date, Aethlon shall be responsible for the filing, prosecution and maintenance, enforcement and defense of Assigned Patent Applications and Patents at Aethlon's expense. The determination of the countries in which to file and maintain patent applications shall be within the sole discretion of Aethlon; provided, however, that Aethlon shall through the Patent Application file corresponding national stage application in the United States of America. Decisions to narrow pending claims in the Assigned Patent Applications and Patents or to abandon the Assigned Patent Applications and Patents in the United States of America will require prior approval by the LHSCRI, acting reasonably, and Aethlon shall make all other decisions relating to the Assigned Patent Applications and Patents. Aethlon shall keep the LHSCRI informed of the status of all Assigned Patent Applications and Patents. LHSCRI and Ichim agree, at the reasonable request and expense of Aethlon, to execute all papers and do all things, which may be necessary or advisable, to allow Aethlon to prepare, file, prosecute, and maintain the Assigned Patent Applications and Patents.

5.2       Ichim shall provide Aethlon with copies of the patent applications and all official communications with the respective patent and trademarks office(s) relating to the Assigned Patents existing as of the Effective Date.

CONFIDENTIALITY

6.1. Each Party shall treat all Confidential Information in respect of which it is the Recipient as confidential and shall not disclose any Confidential Information to any third party or use the Confidential Information for any purpose other than for the purposes of fulfilling its obligations under this Agreement. The Recipient shall use at least the same standard of care in protecting the Confidential Information as it uses in protecting its own information of a similar nature but, in any event, no less than a reasonable standard of care having regard to the nature and quality of the Confidential Information. Any Confidential Information will be disclosed within the Recipient only on a "need to know" basis.

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6.2 The obligations regarding confidentiality shall not apply to information which:

(a)                     was in Recipient's possession before receipt from the Disclosing Party, as established by documentary evidence; or

(b)                    is or becomes a matter of public knowledge without breach of this Agreement by Recipient; or

(c)                     is received by Recipient from a third party which had no duty of confidentiality with respect to it; or

(d)                    is independently developed by the Recipient as established by documentary evidence; or

(e)                     is made subject to an order by judicial or administrative process requiring Recipient to disclose any or all of the information, provided that the Recipient shall use reasonable efforts in the circumstances to promptly notify the Disclosing Party of such requirement to enable the Disclosing Party to oppose such process, before disclosure occurs; or

(f)                     is disclosed by Recipient with the Disclosing Party's prior written approval.

6.3 In the event of any unauthorized disclosure or loss of Confidential Information of the Disclosing Party, the Recipient will immediately notify the Disclosing Party.

6.4       The Recipient will, immediately on termination of this Agreement, return to the Disclosing Party all Confidential Information received from the Disclosing Party which is in the recipient's possession, control or power, whether recorded in writing or stored by means of any device, including any copies, except where such information is required for any alternative dispute proceeding or legal action arising from this Agreement or where retention of information is required by law or regulation.

INDEMNITY & INSURANCE

7.1, Aethlon shall defend and indemnify LHSCRI, its officers, directors, employees, and agents and their respective successors, heirs and assigns and hold them harmless from and against all third party liabilities, claims, proceedings (whether civil or criminal), penalties, fines or other sanctions, judgments, suits, actions, losses, damages, obligations, disbursements, costs and expenses including, but not limited to death, personal injury, health hazard, damage to property or breach of any statute or governmental regulation which may at any time be incurred by or imposed against the LHSCRI arising in connection with the manufacture, use, sale or other disposition of Assigned Product by Aethlon, its Sublicensees, contractors, subcontractors, or agents after the Effective Date unless such claims, proceedings, penalties etc. are attributable to the LHSCRI's gross negligence or willful misconduct.

7.2. SUBJECT TO SECTION 7.1, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES, WHETHER IN CONTRACT, WARRANTY, TORT, NEGLIGENCE, STRICT LIABILITY OR OTHERWISE, INCLUDING, BUT NOT LIMITED TO, LOSS OF PROFITS OR REVENUE.

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7.3 Aethlon shall maintain such comprehensive general liability insurance as shall be reasonably necessary to insure itself against the liabilities, claims, actions, etc. in Section 7.1. Aethlon shall provide evidence of such coverage to the LHSCRI upon request.

FORCE MAJEURE

8.1. Neither party shall be liable for any failure or delay in performance under this Agreement (other than for delay in the payment of money due and payable hereunder) to the extent said failures or delays are caused by conditions beyond that party's reasonable control and occurring without its fault or negligence, including, without limitation, Acts of God, government restrictions, power failures, war, insurrections, failure of suppliers, subcontractors, and carriers, and/or any other cause beyond the reasonable control of the party whose performance is affected.

WARRANTIES, REPRESENTATIONS AND DISCLAIMERS

9.1. LHSCRI represents and warrants that it has the right to grant Aethlon the rights granted under this Agreement.

9.2 LHSCRI represents and warrants that this Agreement is a legal and valid obligation upon them and is enforceable in accordance with its terms. The execution of this Agreement by the LHSCRI does not conflict, to its knowledge, with any applicable laws, or any agreement to which it is a party as of the Effective Date.

9.3. LHSCRI expressly disclaim any and all implied or express warranties other than those in Subsections 9.1 and 9.2 of this Agreement and make no express or implied warranties including any warranty as to the validity, scope of claims or non-infringement of the Assigned Patent Applications and Patents, or merchantability or fitness for any particular purpose of the Assigned Products contemplated by this Agreement or products developed in connection with or arising there from.

9.4. Aethlon represents and warrants to LHSCRI and Ichim that:

(a)                     Corporate Existence

Aethlon is a corporation duly incorporated, organized, validly existing and in good standing under the laws of its jurisdiction of incorporation stated in this Agreement.

(b)                    Authorization and Enforcement of Obligations

Aethlon has taken all necessary corporate action to authorize and approve this Agreement. This Agreement constitutes a legal, valid and binding obligation of Aethlon enforceable against Aethlon in accordance with its terms.

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(c)                                 No Conflict

i) The execution, delivery and performance of this Agreement will not, to the knowledge of Aethlon, result in a breach or violation of, or constitute a default under, Aethlon constitution and organizing documents or by-laws, or of any applicable laws, or any agreement to which Aethlon is a party as of the Effective Date.

(d)                                Claim

There are no pending or, to Aethlon's knowledge, threatened claims or proceedings to restrain or otherwise prevent Aethlon from entering into this Agreement or consummating the transactions contemplated by this Agreement.

TERM AND TERMINATION

10.1. Unless terminated at an earlier date under the provisions of Section 10.2, 10.3, 10.4 or 10.5 below, this Agreement shall continue until the expiration of the last to expire of any applicable patent included in Assigned Patent Applications and Patents which has not been declared invalid or unenforceable by a court of competent jurisdiction.

10.2. Upon substantial breach or substantial default under this Agreement by Aethlon, LHSCRI may give sixty (60) days written notice to terminate this Agreement. Said notice shall become effective at the end of such period unless Aethlon shall cure such defect or default within such period.

10.3. Aethlon may terminate this Agreement at any time upon sixty (60) days prior notice.

10.4. Either Party will have the right to immediately terminate this Agreement in the event either Party enters liquidating bankruptcy and/or if the business of either party is placed in the hands of a receiver or trustee.

10.5 If on termination of this Agreement Aethlon or its Sub-licensees have any stock of Assigned Product, they will have six (6) months to dispose of such stock. Aethlon will be obligated within sixty (60) days after the sixth (6) month period to report and pay royalties to LHSCRI in accordance with Section 3.3 on Assigned Products so disposed of.

10.6. Except where expressly provided otherwise in this Agreement, termination of this Agreement shall not relieve the Parties hereto of any liability, including without limitation, any obligation to pay royalties hereunder, which accrued hereunder prior to the effective date of such termination, nor preclude any Party from pursuing all rights and remedies it may have hereunder or at law or in equity with respect to any breach of this Agreement nor prejudice any Party's right to obtain performance of any obligation.

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10.7. Failure or delay of LHSCRI or Aethlon to exercise its right of termination hereunder for any one or more defaults shall not be construed to prejudice their respective rights of termination for each other or subsequent default.

10.8. Upon termination of this Agreement for any reason:

a)         all rights hereunder shall revert to LHSCRI;

b)        all sublicenses shall be terminated, provided that any sublicensee may elect to continue its sublicense by advising LHSCRI in writing, within sixty (60) days of sublicensee's receipt of written notice of such termination, of sublicensee's election and agreement to assume with respect to LHSCRI all of the obligations (including obligations for payment) contained in its sublicensing agreement with Aethlon.

c)         the provisions of Sections 6, 7, 10.6, 10.8, 13 and 15 to 23 shall continue to apply.

ASSIGNMENT

12.1. Neither Party shall have the right to assign the present Agreement in whole or in part, without prior written approval of the other, provided however, that Aethlon shall have the right to assign the present Agreement to an Affiliate or in connection with a merger, consolidation, or sale of all or substantially all of the assets or line of business of Aethlon to which this Agreement relates, provided that the assignee agrees, in writing, to be bound by the terms and conditions under this Agreement and Aethlon notifies LHSCRI of such assignment.

DISPUTE RESOLUTION

13.1 Mandatory Procedures

The Parties agree that any dispute relating to the interpretation, validity or enforcement of this Agreement will be resolved by means of the procedures set out in Schedule "A".

13.2 Continued Performance

During the currency of any dispute, or any mediation, arbitration or court proceeding authorized by this Article, the Parties will continue to perform their undisputed obligations pursuant to the terms of this Agreement, pending final resolution of the dispute; provided however, that a Party may suspend performance of its undisputed obligations during any period in which the other Party fails or refuses to perform its undisputed obligations.

13.3 Equitable Remedies

The Parties agree that, notwithstanding the provisions of this Article, either Party may seek a preliminary injunction or other provisional equitable relief if, in the reasonable judgment of the Party, such action is necessary to avoid irreparable harm or itself or to preserve its rights under this Agreement.

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NOTICES

14.1. All notices, demands or other writing provided to be given, made or sent, or which may be given, made or sent by either Party to the other shall be deemed to have been fully given, made or sent when made in writing and deposited in first-class mail, postage prepaid, or delivered to a commercial courier, charges prepaid, and addressed as follows:

To LHSCRI:

Director of Research, London Health Sciences Centre Research Inc.

Room C210, Nurses' Residence, South Street Hospital

375 South Street, Room C210

London, Ontario

N6A 4G5

To Aethlon:

James A. Joyce

Chairman, CEO

Aethlon Medical, Inc.

3030 Bunker Hill St.

Suite 4000

San Diego, California 92109

To Ichim:

Thomas E. Ichim

3950 Mahaila Avenue, Unit j33,

San Diego, California 92122.

or to such other address, individual or electronic communication number as may be designated by notice given by either Party to the other. Any demand, notice or other communication given by personal delivery will be conclusively deemed to have been given on the day of actual delivery thereof and, if given by electronic communication, on the day of transmittal thereof if given during the normal business hours of the recipient and on the business day during the business hours of the recipient and on the business day during which such business hours next occur if not given during such hours on any day.

RELATIONSHIP OF PARTIES

15.1. The relationship of the Parties is that of an independent contractor and nothing in this Agreement shall be construed as establishing an agency, partnership or employment relationship between the Parties.

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NO WAIVER

16.1. No failure or delay by any Party in exercising any right or remedy shall operate as a waiver thereof, nor shall any single or partial exercise or waiver of any right or remedy preclude its further exercise or the exercise of any other right or remedy. No waiver of any provision of this Agreement shall constitute a waiver of any other provision, nor shall any waiver constitute a continuing waiver unless otherwise expressly provided.

SEVERABILITY

17.1. In the event that any provision of this Agreement is determined to be invalid or unenforceable by a court of competent jurisdiction in any jurisdiction, that provision shall be deemed to be severed herefrom and the remainder of the Agreement shall remain in full force and effect without said provision in said jurisdiction and such determination shall not affect the validity or enforceability of such Article or the Agreement in any other jurisdiction. The Parties shall in good faith negotiate a substitute clause for any provision declared invalid or unenforceable, which shall most nearly approximate the intent of the Parties in entering this Agreement.

SUCCESSORS AND ASSIGNS

18.1. This Agreement shall enure to the benefit of and be binding upon the parties hereto, and their respective heirs, executors, administrators, successors, and permitted assigns.

ENTIRE AGREEMENT

19.1. The present Agreement constitutes the entire agreement and supersedes all previous communications, representations or understandings, either oral or written, between the parties relating to the subject matter hereof. No change, amendment, modification or waiver of any provision hereof shall be effective against a party hereto unless it is in writing and signed by that party. The present Agreement comes into force upon signature in duplicate by the duly authorized representatives of both parties to the Agreement.

LAW

20.1. This Agreement shall be construed in accordance with the laws of the Province of Ontario, Canada, and the laws of Canada applicable therein. Subject to Section 13, the Parties irrevocably attorn to the exclusive jurisdiction of the courts of the Province of Ontario with respect to all disputes or claim relating to the interpretation or enforcement of the Agreement.

COUNTERPARTS

21.1. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

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AMENDMENT

22.1 No modification of, or amendment to, this Agreement will be valid or binding unless in writing and duly executed by the Parties.

CHOICE OF REMEDIES

23.1 Subject to 7.2, the Parties will have all the rights and remedies set out in this Agreement at law and equity and such rights and remedies will be cumulative and may be pursued jointly, severally, successively or concurrently, at the sole discretion of the Party pursuing them.

IN WITNESS WHEREOF, the duly authorized officers of the Parties have executed this Agreement on the date first written above.

For: Aethlon Medical, Inc.	For: London Health Science Research Inc.

/s/ James A. Joyce	/s/ David Hill
Name: James A. Joyce	Name: Dr. David Hill
Title: Chairman, CEO	Title: Scientific Director Date:
Date:	Date:

For: Thomas E. Ichim

I, Thomas E. Ichim, whose full post office address is 3950 Mahaila Avenue, Unit j33, San Diego, California 92122, hereby declare that I read this Assignment Agreement and agree to be bound by the obligations of Section 5 of this Assignment Agreement.

/s/ Thomas E. Ichim

Name: Mr. Thomas E. Ichim

Date:

Schedule A

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Schedule A

Alternate Dispute Resolution

1.00 Prior to the commencement of any arbitration, the Parties will, by giving written notice to the other, specify any dispute controversy or claim arising out of this Agreement or its breach, termination or alleged invalidity. The Parties shall use their reasonable best efforts to resolve the specified differences, failing which either Party may submit the specified disputes to binding arbitration.

1.02 Any arbitration commenced by either Party will be commenced in London Ontario, Canada unless otherwise agreed by the Parties, in writing. The arbitration shall proceed in accordance with the Rules of Arbitration of the UN Commercial Arbitration Code, referred to in the Commercial Arbitrations Act, R.S.C. 1985, c. C-34.6, subject to the terms and conditions in this Article.

1.03 Any arbitration commenced by either Party will be conducted by a single arbitrator agreed upon by the Parties or, in the absence of such Agreement, by three (3) arbitrators, the first appointed by LHSCRI, the second appointed by Aethlon and the third appointed by the first and second arbitrators.

1.04 The language used in the arbitral proceedings will be English.

1.05 The expenses of the arbitration will be borne initially by the Parties, equally. The unsuccessful Party to the arbitration will pay to the successful Party all reasonable costs and expenses, including reasonable legal fees and expenses incurred in relation to the arbitration, as well as the successful Party's share of the expenses of the arbitration. The arbitrator will determine which Party is the successful Party in the arbitration.

1.06 The Parties agree to be bound by the decision of the arbitrator, and agree not to appeal the decision. An award of the arbitrator may be entered as a judgement or order into any court having jurisdiction over either Party and enforced in the same manner as a judgement or order to the same effect. Each Party consents to leave being granted, if necessary to have any award of the arbitrator enforced in the same manner as a judgement or order to the same effect, in any court having jurisdiction.

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